UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2020

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01	KRA	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangement of Certain Officers
Establishment of Targets for 2020 Annual Cash Incentive Compensation
On February 24, 2020, the Compensation Committee (the “Committee”) of the Board approved the target bonus under our 2016 Equity and Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers. For the bonus year that ends December 31, 2020, the Committee has established the following target bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin M. Fogarty President and Chief Executive Officer	1.0 x Base Salary
Atanas H. Atanasov Senior Vice President, Chief Financial Officer and Treasurer	.70 x Base Salary
Holger R. Jung Senior Vice President and Polymer Segment President	.70 x Base Salary
Marcello C. Boldrini Senior Vice President and Chemical Segment President	.70x Base Salary
James L. Simmons Senior Vice President, General Counsel and Secretary	.65x Base Salary

Depending on the level of achievement of the business performance targets (described below) each named executive officer’s actual annual cash incentive compensation can be from zero to two times his target bonus. Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made in the first quarter of 2021.

The Committee determined that the business performance targets determining the 2020 annual cash incentive compensation, and the weighting of each, are achievement of Adjusted EBITDA (75%) and the attainment of Consolidated Net Debt (25%). The Committee has established threshold, target and stretch multipliers for both of these business performance targets, which if achieved, will provide a multiplier that can range from 0.3, if the threshold level of performance is achieved, to 2.0, assuming the Company meets or exceeds the maximum, or stretch, goal. The Committee incorporated a Safety Multiplier to the final 2020 annual cash incentive compensation calculation. Payouts will be reduced by 10% if the Total Incidents Recorded ("TIR") is greater than 0.75 and will be increased by 10% if the TIR is less than 0.4.

Based on the business performance targets and multipliers disclosed above, and assuming the threshold performance level is achieved, the 2020 cash incentive compensation for each named executive officer will be calculated as follows:

(Adjusted EBITDA Multiplier)(Target Bonus)(0.75)
+	(Net Debt Multiplier)(Target Bonus)(0.25)
+/-	Safety Multiplier (0.10)
2020 Annual Cash Incentive Compensation

The Adjusted EBITDA and Consolidated Net Debt performance targets for 2020 have been established based on our 2020 business plan and with reference to market conditions and year-over-year performance in comparison to 2019; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our 2021 Annual General Meeting of Stockholders.

Establishment of Named Executive Officer Base Compensation for 2020

On February 24, 2020, the Committee established annual base compensation for our executive officers, including our named executive officers. Effective April 1, 2020, Mr. Fogarty’s base compensation will be $1,000,000, Mr. Atanasov's will be $500,000, Dr. Jung’s will be $410,000, Mr. Boldrini's will be $410,000 and Mr. Simmons's will be $450,000.

Transaction Bonus Related to the Disposition of the Cariflex Business

On February 24, 2020, the Committee approved the payment of a special recognition award to seven executive officers of the Company, including our principal financial officer and certain of our named executive officers (our principle financial officer and named executive officers are collectively referred to herein as the “Eligible Officers”), in recognition of significant contributions made in connection with the disposition of the Cariflex business. The special recognition awards are contingent upon the successful closing of the Cariflex disposition and are payable to the Eligible Officers in cash following the closing of the disposition, subject to the respective Eligible Officer remaining continuously employed by the Company through the closing date of the disposition. The special recognition awards are in addition to any bonuses the Eligible Officers may be entitled to receive under any other bonus plans of the Company.

The special recognition awards payable to Eligible Officers are:

Eligible Officer	Special Recognition Award
Atanas H. Atanasov	$50,000
Holger R. Jung	$50,000
James L. Simmons	$125,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Corporation

Date: February 28, 2020	By:	/s/ Atanas H. Atanasov
Atanas H. Atanasov
Senior Vice President, Chief Financial Officer and Treasurer